Exhibit 99.1

News Release

Media Contact: Mark Goldman 612.851.7802 news@valspar.com	Investor Contact: Tyler Treat 612.851.7358 ttreat@valspar.com

Valspar Reports Fiscal 2012 Fourth Quarter and Full Year Results

Delivers Fiscal Year 2012 Adjusted Net Income per Share of $3.28, a 24 Percent Increase from Fiscal 2011

Issues Fiscal 2013 Guidance of Net Income per Share in the Range of $3.65 - $3.85

Minneapolis, Minn. – November 20, 2012 – The Valspar Corporation (NYSE-VAL) today reported its results for the fourth quarter and fiscal year ended October 26, 2012. Fiscal year 2012 sales totaled $4.02 billion, a two percent increase from fiscal year 2011. Adjusted net income per share increased 24 percent to $3.28 in 2012 from $2.65 in 2011. Fiscal year 2012 adjusted net income per share excludes $0.18 per share in restructuring charges. Adjusted net income per share for 2011 excludes a $3.75 per share non-cash impairment charge for goodwill and intangibles, a $0.24 per share restructuring charge and $0.09 per share in acquisition-related charges. Reported net income for fiscal year 2012 was $292.5 million or $3.10 per share. The reported net loss for fiscal year 2011 was $138.6 million or $1.47 per share.

Fourth-quarter sales totaled $1.02 billion, compared to $1.05 billion for the fourth quarter of 2011. Excluding currency impact, sales were flat in the quarter. Fourth-quarter adjusted net income per share was $0.86 in 2012 compared to $0.84 in 2011. Last year’s net income per share included a one-time non-recurring benefit from favorable tax rulings that contributed $0.09. Fourth-quarter adjusted net income per share in 2012 excludes $0.07 per share in restructuring charges. Reported net income for the fourth quarter of 2012 was $73.8 million or $0.79 per share.

Fourth-quarter adjusted net income per share in 2011 excludes a $3.82 per share non-cash impairment charge for goodwill and intangibles and a $0.13 per share restructuring charge. Including the after-tax non-cash impairment charge of $363.4 million in 2011, the reported net loss for the fourth quarter of 2011 was $295.7 million or $3.18 per share.

“We are pleased to deliver our fourth consecutive year of double-digit earnings growth,” said Gary E. Hendrickson, chairman and chief executive officer. “We overcame the challenge of uneven global markets by winning significant new business and through a relentless focus on productivity. We continued to invest in our brands and innovative technology to secure long-term growth. In addition, we returned cash to shareholders by repurchasing 5.7 million shares and increased our dividend for the 34th consecutive year.”

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Commenting on the outlook for 2013, Hendrickson noted: “We expect uneven global demand to continue, but we are well-positioned for growth in both our Coatings and Paints segments. We have a strong new product pipeline to help gain new market share. Additionally, our productivity initiatives and operating discipline will support further margin expansion. We estimate fiscal 2013 net income per share to be in the range of $3.65 to $3.85, delivering another year of double-digit earnings growth.”

Hendrickson and Lori A. Walker, senior vice president and chief financial officer, will conduct a conference call for investors at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) today. The call can be heard live over the Internet by visiting the Investor Relations section of Valspar’s website at www.valsparcorporate.com. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped delay of the call will also be available from 12:30 p.m. Central Time, Tuesday Nov. 20th through midnight Tuesday, Dec. 4th by dialing +1 800-475-6701 from within the U.S. or +1 (320) 365-3844 from outside of the U.S., using access code 270542.

About The Valspar Corporation

The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

FORWARD-LOOKING STATEMENTS
Certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements are based on management’s current expectations, estimates, assumptions and beliefs about future events, conditions and financial performance. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from such statements. Any statement that is not historical in nature is a forward-looking statement. We may identify forward-looking statements with words and phrases such as “expects,” “projects,” “estimates,” “anticipates,” “believes,” “could,” “may,” “will,” “plans to,” “intend,” “should” and similar expressions.  These risks, uncertainties and other factors include, but are not limited to, deterioration in general economic conditions, both domestic and international, that may adversely affect our business; fluctuations in availability and prices of raw materials, including raw material shortages and other supply chain disruptions, and the inability to pass along or delays in passing along raw material cost increases to our customers; dependence of internal sales and earnings growth on business cycles affecting our customers and growth in the domestic and international coatings industry; market share loss to, and pricing or margin pressure from, larger competitors with greater financial resources; significant indebtedness that restricts the use of cash flow from operations for acquisitions and other investments; dependence on acquisitions for growth, and risks related to future acquisitions, including adverse changes in the results of acquired businesses, the assumption of unforeseen liabilities and disruptions resulting from the integration of acquisitions; risks and uncertainties associated with operations and achievement of profitable growth in developing markets, including Asia and Central and South America; loss of business with key customers; damage to our reputation and business resulting from product claims or recalls, litigation, customer perception and other matters; our ability to respond to technology changes and to protect our technology; changes in governmental regulation, including more stringent environmental, health and safety regulations; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; unusual weather conditions adversely affecting sales; changes in accounting policies and standards and taxation requirements such as new tax laws or revised tax law interpretations; the nature, cost and outcome of pending and future litigation and other legal proceedings; and civil unrest and the outbreak of war and other significant national and international events. We undertake no obligation to subsequently revise any forward-looking statement to reflect new information, events or circumstances after the date of such statement, except as required by law.

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THE VALSPAR CORPORATION

COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended October 26, 2012 and October 28, 2011

(Dollars in thousands, except per share amounts)

	Fourth Quarter		Year-to-Date
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Net Sales	$1,024,284	$1,047,339	$4,020,851	$3,952,954
Cost of Sales	683,286	714,291	2,667,147	2,721,146
Gross Profit	340,998	333,048	1,353,704	1,231,808
Research and Development	31,071	27,484	117,109	115,416
Selling, General and Administrative	191,410	209,512	754,325	746,744
Operating Expenses	222,481	236,996	871,434	862,160
Impairment of Goodwill and Intangible Assets	—	409,714	—	409,714
Income (Loss) From Operations	118,517	(313,662)	482,270	(40,066)
Interest Expense	16,045	14,665	67,604	61,511
Other (Income) Expense, Net	(1,346)	478	(2,558)	1,577
Income (Loss) Before Income Taxes	103,818	(328,805)	417,224	(103,154)
Income Taxes	30,049	(33,082)	124,727	35,447
Net Income (Loss)	$73,769	$(295,723)	$292,497	$(138,601)
Average Number of Shares O/S - basic	90,129,435	92,874,344	91,415,055	94,309,679
Average Number of Shares O/S - diluted	93,057,983	92,874,344	94,380,476	94,309,679
Net Income (Loss) per Common Share - basic	$0.82	$(3.18)	$3.20	$(1.47)
Net Income (Loss) per Common Share - diluted	$0.79	$(3.18)	$3.10	$(1.47)

NOTE: The Statement of Operations for the year ended October 28, 2011 was derived from the audited consolidated financial statements at that date.

NON-GAAP FINANCIAL MEASURES

In the accompanying press release, we have reported non-GAAP financial measures - "Adjusted net income per common share – diluted.” We disclose this measure because we believe the measure may assist investors in comparing our results of operations in the respective periods without regard to the effect on results of (i) restructuring charges, (ii) the non-cash impairment charge on goodwill and intangible assets and (iii) acquisition-related charges.

NON-GAAP RECONCILIATION

The following is a reconciliation of "Net income per common share - diluted" to "Adjusted net income per common share - diluted" for the periods presented:

	Fourth Quarter		Year-to-Date
	2012	2011	2012	2011
Net Income (Loss) per Common Share - diluted	$0.79	$(3.18)	$3.10	$(1.47)
Restructuring Charges	0.07	0.13	0.18	0.24
Impact of Dilutive Shares *	—	0.07	—	0.04
Non-cash Impairment Charge on Goodwill and Intangible Assets	—	3.82	—	3.75
Acquisition-related Charges	—	—	—	0.09
Adjusted Net Income per Common Share - diluted	$0.86	$0.84	$3.28	$2.65

*	In the non-GAAP reconciliation of adjusted net income per common share, we used 95,163,840 and 97,054,164 diluted shares for the 2011 quarter and year-to-date periods, respectively, to reflect positive net income on an adjusted basis and the related share dilution.

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	October 26,	October 28,
	2012	2011
	(Unaudited)	(Note)
Assets
Current Assets:
Cash and Cash Equivalents	$253,327	$178,167
Restricted Cash	19,907	20,378
Accounts and Notes Receivable, Net	681,099	664,855
Inventories	360,427	336,750
Deferred Income Taxes	42,083	50,685
Prepaid Expenses and Other	92,334	74,302
Total Current Assets	1,449,177	1,325,137
Goodwill	1,056,669	1,058,006
Intangibles, Net	550,106	553,286
Other Assets	14,738	13,560
Long Term Deferred Income Taxes	5,178	1,909
Property, Plant & Equipment, Net	550,968	548,253
Total Assets	$3,626,836	$3,500,151

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term Debt	$94,441	$169,516
Current Portion of Long-Term Debt	44,090	207,803
Trade Accounts Payable	502,967	463,580
Income Taxes	4,612	17,684
Other Accrued Liabilities	380,662	401,350
Total Current Liabilities	1,026,772	1,259,933
Long Term Debt, Net of Current Portion	1,012,578	679,805
Deferred Income Taxes	216,314	214,920
Other Long Term Liabilities	147,649	132,943
Total Liabilities	2,403,313	2,287,601
Stockholders' Equity	1,223,523	1,212,550
Total Liabilities and Stockholders' Equity	$3,626,836	$3,500,151

NOTE: The Balance Sheet at October 28, 2011 was derived from the audited consolidated financial statements at that date.

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THE VALSPAR CORPORATION

OTHER FINANCIAL DATA

For the Quarters Ended October 26, 2012 and October 28, 2011

(Dollars in thousands)

	Fourth Quarter		Year-to-Date
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
I. Comparison year over year
Gross Profit, as a percentage of net sales (1)
Gross Profit, reported	33.3%	31.8%	33.7%	31.2%
Gross Profit, adjusted (2)	34.0%	32.9%	34.1%	32.1%

Operating Expense as a percentage of net sales (1)
Operating Expense, reported	21.7%	22.6%	21.7%	21.8%
Operating Expense, adjusted (2)	21.5%	22.1%	21.4%	21.5%

Operating Profit (Loss), as a percentage of net sales (1)
Operating Profit, reported	11.6%	-29.9%	12.0%	-1.0%
Operating Profit, adjusted (2)	12.5%	10.8%	12.6%	10.6%

	Fourth Quarter		Year-to-Date
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
II. Segment Data
Sales
Coatings	$571,545	$566,206	$2,176,732	$2,092,490
Paint	396,155	416,335	1,604,599	1,612,219
All Other less intersegment sales	56,584	64,798	239,520	248,245
Total	$1,024,284	$1,047,339	$4,020,851	$3,952,954

Earnings Before Interest and Taxes (EBIT) (1)
Coatings	$95,141	$(290,753)	$356,389	$(112,209)
Paint	38,092	34,330	159,598	134,886
All Other	(13,370)	(57,717)	(31,159)	(64,320)
Total	$119,863	$(314,140)	$484,828	$(41,643)

Earnings Before Interest and Taxes (EBIT) (1), adjusted (2)
Coatings	$95,663	$87,543	$357,807	$278,650
Paint	44,973	41,350	177,990	159,316
All Other	(11,307)	(15,922)	(25,124)	(22,181)
Total	$129,329	$112,971	$510,673	$415,785

(1)  Certain amounts in prior year financial statements have been reclassified to conform with the 2012 presentation.

(2)  Excludes restructuring charges in all periods and acquisition-related charges in the 2011 year-to-date period.

(3)  Excludes goodwill and intangible asset impairment charges in the 2011 fourth quarter and year-to-date periods.

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